As filed with the Securities and Exchange Commission on February 12, 2001.
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                               OMNICOM GROUP INC.
             (Exact name of registrant as specified in its charter)

           New York                                             13-1514814
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                               437 Madison Avenue
                               New York, NY 10022
                                 (212) 415-3600

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              BARRY J. WAGNER, ESQ.
                          Secretary and General Counsel
                               Omnicom Group Inc.
                               437 Madison Avenue
                            New York, New York l0022
                                 (212) 415-3600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                    Copy to:

                           CHRISTOPHER M. KELLY, ESQ.
                           Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 326-3939

                                   ----------

      Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                                Proposed               Proposed
                                               Amount            Maximum                Maximum         Amount of
          Title of Securities                  to be            Offering               Aggregate       Registration
           to be Registered                  Registered   Price Per Security (1)   Offering Price (1)      Fee
-------------------------------------------------------------------------------------------------------------------
Liquid Yield Option(TM) Notes due 2031      $750,000,000          $880                $660,000,000       $165,000
-------------------------------------------------------------------------------------------------------------------
Common stock, par value $.15 per share(2)           --              --                        --             --
-------------------------------------------------------------------------------------------------------------------

(TM)  Trademark of Merrill Lynch & Co., Inc.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the bid and asked prices of the LYONs on the Portal System on February 7, 2001 of $880 per $1,000 issue price of LYONs.

(2) Also being registered are an indeterminate number of shares of common stock issuable upon conversion and/or redemption of the LYONs registered hereby or in connection with a stock split, stock dividend, recapitalization or similar event for which no additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2001

PROSPECTUS

                                  $750,000,000
                               OMNICOM GROUP INC.
                      Liquid Yield Option(a) Notes due 2031
                             (Zero Coupon - Senior)

                                   ----------

                                  The Offering:

      We issued the LYONs in a private placement on February 7, 2001 with no original issue discount at an issue price of $1,000 per LYON. Selling securityholders will use this prospectus to resell their LYONs and the shares of common stock issuable upon conversion and/or redemption of their LYONs. The LYONs are zero-coupon debt securities. On February 7, 2031, the maturity date of the LYONs, a holder will receive the principal amount at maturity of the LYONs, which will be $1,000 per LYON unless that amount is increased at February 7, 2021 as described in this prospectus. If the principal amount at maturity is increased, then contingent additional principal, the difference between the issue price and the principal amount at maturity, will accrue from February 7, 2021 until maturity. The LYONs are unsecured and unsubordinated and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness.

                          Convertibility of the LYONs:

      Holders may convert their LYONs into 9.09 shares of our common stock, subject to adjustment, if (1) the sale price of our common stock issuable upon conversion of a LYON reaches specified thresholds, (2) the credit rating of the LYONs is reduced to or below a specified level, (3) the LYONs are called for redemption, or (4) specified corporate transactions have occurred. Our common stock currently trades on the New York Stock Exchange under the symbol "OMC." The last reported sale price of our common stock on the New York Stock Exchange was $89.66 per share on February 8, 2001.

                            Contingent Cash Interest:

      We will pay contingent cash interest to the holders of LYONs during the six-month period commencing February 7, 2006 and during any six-month period thereafter until maturity if the average market price of a LYON for a five trading day measurement period preceding the applicable six-month period equals 120% or more of the issue price of the LYON. For any six-month period, the amount of contingent cash interest payable per LYON will be equal to the amount of regular cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares issuable upon conversion of a LYON at the then applicable conversion rate.

      For United States federal income tax purposes, the LYONs will constitute contingent payment debt instruments. You should read the discussion of selected United States federal income tax consequences relevant to the LYONs beginning on page 26.

          Purchase of the LYONs by Omnicom at the Option of the Holder:

      Holders may require us to purchase all or a portion of their LYONs each February 7, commencing February 7, 2002 at the prices set forth in this prospectus. We may choose to pay the purchase price in cash, shares of common stock or a combination of cash and common stock. In addition, upon a change in control of Omnicom occurring on or before February 7, 2006, holders may require us to purchase all or a portion of their LYONs for cash at a purchase price of $1,000 per LYON. If 90% or more of the outstanding LYONs are purchased in any such event, we may redeem all of the remaining LYONs for cash at a redemption price of $1,000 per LYON.

                Redemption of the LYONs at the Option of Omnicom:

      We may redeem all or a portion of the LYONs for cash at any time on or after February 7, 2006, at the issue price or, if the principal amount at maturity has been increased, at the issue price plus accrued contingent additional principal.

      The LYONs issued in the initial private placement are eligible for trading in the PORTAL system. LYONs sold using this prospectus, however, will no longer be eligible for trading in the PORTAL system. We do not intend to list the LYONs on any other national securities exchange or automated quotation system.

                                   ----------

      Investing in the LYONs involves risks that are described in the "Risk Factors Relating to the LYONs" section beginning on page 9 of this prospectus.

                                   ----------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                   The date of this prospectus is   , 2001.

----------
(TM)  Trademark of Merrill Lynch & Co., Inc.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Where You Can Find More Information .......................................    3
Forward-Looking Information ...............................................    3
Summary ...................................................................    4
Risk Factors Relating to the LYONs ........................................    9
Selected Consolidated Historical Financial Information ....................   11
Ratio of Earnings to Fixed Charges ........................................   11
Use of Proceeds ...........................................................   12
Price Range of Common Stock and Dividend History ..........................   12
Capitalization ............................................................   13
Description of LYONs ......................................................   14
Description of Capital Stock ..............................................   25
Federal Income Tax Considerations .........................................   26
Selling Securityholders ...................................................   29
Plan of Distribution ......................................................   30
Legal Matters .............................................................   31
Experts ...................................................................   31

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These filings with the Securities and Exchange Commission are also available to the public from the Securities and Exchange Commission's web site at http://www.sec.gov.

      We are "incorporating by reference" into this prospectus certain information we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended:

      o     Annual Report on Form 10-K for the year ended December 31, 1999;

      o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

      o     Current Report on Form 8-K, filed on February 5, 2001.

      All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus to the end of the offering of the LYONs and shares of common stock under this prospectus will also be incorporated by reference in this prospectus from the date of filing of such documents.

      You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference into, this prospectus, at no cost, by writing or telephoning Omnicom at the following address:

                                 Barry J. Wagner
                          Secretary and General Counsel
                               Omnicom Group Inc.
                               437 Madison Avenue
                               New York, NY 10022
                                 (212) 415-3600

                           FORWARD-LOOKING INFORMATION

      Some of the statements in this prospectus and any documents incorporated by reference constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only present expectations. Actual events or results may differ materially. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

--------------------------------------------------------------------------------

                                     SUMMARY

      The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms "Omnicom," "we," "our" and "us" refer to Omnicom Group Inc. and its consolidated subsidiaries, unless otherwise specified.

                               Omnicom Group Inc.

      We are one of the world's leading marketing communications services companies. The services offered by us include advertising, direct response and promotional marketing, public relations, strategic media planning and buying and internet and digital media development. We operate in over 100 countries around the world. We offer these services to clients worldwide on a local, national, pan-regional and global basis. Our operations cover the major regions of North America, the United Kingdom, Germany, France, the remainder of Continental Europe, Latin America, the Far East, Australia, the Middle East and Africa.

      We are incorporated in New York. Our principal office is located at 437 Madison Avenue, New York, NY 10022, and its telephone number is (212) 415-3600.

      For additional information regarding our business, see our Forms 10-K and 10-Q and other SEC filings which are incorporated by reference into this prospectus.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering

LYONs ...............................   $750,000,000   aggregate   issue   price
                                        ($850,000,000  aggregate  issue price if
                                        Merrill     Lynch      exercises     its
                                        over-allotment option in full) of LYONs due February 7, 2031. We issued the
                                        LYONs at an issue price per LYON of $1,000.

Maturity of LYONs ...................   February 7, 2031.

Principal Amount at
Maturity of LYONs ...................   Before  February 7, 2021,  the principal
                                        amount  at  maturity  of a LYON  will be
                                        equal to the issue price of the LYON. On
                                        or after  February 7, 2021,  if, for the
                                        last 20 trading days preceding  February
                                        7, 2021, the average conversion value of
                                        a LYON is greater  than the issue  price
                                        but  less  than or  equal to 220% of the
                                        issue price,  then the principal  amount
                                        at  maturity  of a LYON will be equal to
                                        the  conversion  value  of the  LYON  on
                                        February  7,  2021,   but  in  no  event
                                        greater  than two times the issue price.
                                        If that conversion value exceeds 220% of the issue price, then the principal amount at maturity will equal the issue price.

                                        The conversion value of a LYON as of any date of determination will equal the sale price per share of our common stock on that determination date multiplied by the number of shares of common stock then issuable upon conversion of a LYON.

                                        If the principal amount at maturity is increased, then contingent additional principal, the difference between the issue price and the principal amount at maturity, will accrue from February 7, 2021 until maturity.

No Cash Interest ....................   We will not pay any cash interest on the
                                        LYONs   prior   to   maturity,    unless
                                        contingent    cash   interest    becomes
                                        payable.

Yield to Maturity of LYONs ..........   The yield to maturity (except contingent
                                        cash interest payments,  if any) will be
                                        zero  unless,  for the  last 20  trading
                                        days  preceding  February  7, 2021,  the
                                        average  conversion  value  of a LYON is
                                        greater  than the  issue  price but less
                                        than 220% of the issue  price,  in which
                                        case  contingent   additional  principal
                                        will accrue  daily on the issue price of
                                        the LYON ratably to the principal amount
                                        at   maturity   of   the   LYON,   which
                                        represents    the   issue   price   plus
                                        contingent additional principal.

Contingent Cash Interest ............   We will pay contingent  cash interest to
                                        the   holders   of  LYONs   during   any
                                        six-month  period  from  February  8  to
                                        August 7, and from  August 8 to February
                                        7,  commencing  February 8, 2006, if the
                                        average  market  price  of a LYON  for a
                                        five  trading  day  measurement   period
                                        preceding   the   applicable   six-month
                                        period equals 120% or more of the issue price of the LYON.

                                        For any six-month period, the amount of contingent cash interest payable per LYON will be equal to amount of the

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                        regular  cash  dividends  paid by us per
                                        share on our common stock in that period
                                        multiplied   by  the  number  of  shares
                                        issuable upon conversion of a LYON.

                                        Contingent cash interest, if any, will accrue and be payable to holders of LYONs as of the record date for the related common stock dividend during the relevant six-month period. Such payments will be made on the payment date for the related common stock dividend. If we do not pay regular cash dividends, holders will not be entitled to any contingent cash interest.

Tax Original Issue Discount .........   The LYONs are debt  instruments  subject
                                        to the United States  federal income tax
                                        contingent payment debt regulations. The
                                        LYONs  will be deemed to be issued  with
                                        original   issue   discount  for  United
                                        States   federal  income  tax  purposes,
                                        referred  to  as  tax   original   issue
                                        discount. You should be aware that, even
                                        though  we will  not  pay  any  interest
                                        (except for contingent cash interest, if
                                        any) on the  LYONs  and that  the  LYONs
                                        will  not  be  nominally   issued  at  a
                                        discount,   you  will  be   required  to
                                        include   accrued  tax  original   issue
                                        discount in your gross income for United
                                        States federal  income tax purposes.  We
                                        intend to compute and report accruals of
                                        the tax original  issue  discount  based
                                        upon an overall yield of 6.71% per year,
                                        computed on a semiannual bond equivalent
                                        basis,  which  represents  the  yield on
                                        noncontingent,           nonconvertible,
                                        fixed-rate debt with terms otherwise similar to the LYONs.

                                        In accordance  with our  application  of
                                        the   contingent    payment   debt   tax
                                        regulations,  you  will  also  recognize
                                        gain  or  loss  on the  sale,  exchange,
                                        conversion or redemption of a LYON in an
                                        amount equal to the  difference  between
                                        the amount realized,  including the fair
                                        market   value  of  any   common   stock
                                        received, and your adjusted tax basis in
                                        the  LYON.  Any gain  recognized  by you
                                        generally  will  be  ordinary   interest
                                        income;  any loss will be ordinary  loss
                                        to the extent of the interest previously
                                        included  in  income  and,   thereafter,
                                        capital  loss.  However,  it is possible
                                        that  deductions  for capital losses may
                                        not  be  allowed   under  certain  rules
                                        regarding recapitalizations.

Conversion Rights ...................   For   each    LYON    surrendered    for
                                        conversion,   if  the   conditions   for
                                        conversion are satisfied,  a holder will
                                        receive 9.09 shares of our common stock.
                                        The conversion rate will be adjusted for
                                        reasons  specified in the  indenture but
                                        will  not  be   adjusted   for   accrued
                                        contingent additional principal, if any.

                                        Before February 7, 2021, holders may surrender a LYON for conversion during any calendar quarter commencing after March 31, 2001 if, for the last 20 trading days in the preceding calendar quarter, the average conversion value of the LYON is greater than or equal to a specified

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                        percentage,     initially    125%    and
                                        increasing   5%  per  quarter  up  to  a
                                        maximum of 220%,  of the issue  price of
                                        the LYON. On or after  February 7, 2021,
                                        holders   may   surrender   a  LYON  for
                                        conversion  during any calendar  quarter
                                        if, for the last 20 trading  days in the
                                        preceding calendar quarter,  the average
                                        conversion  value of the LYON is greater
                                        than or equal  to 110% of the  principal
                                        amount  at  maturity  of  the  LYON.  If
                                        either of the  foregoing  conditions  is
                                        satisfied,    then   the   LYONs    will
                                        thereafter be convertible at any time at
                                        the  option  of  the   holder,   through
                                        maturity.

                                        On February 7, 2021, if the average conversion value of a LYON is greater than or equal to 220% of the issue price of the LYON, then the LYONs will be convertible at any time at the option of the holder, through maturity.

                                        Holders  may also  surrender  a LYON for
                                        conversion  at any time after the credit
                                        rating  assigned to the LYONs is reduced
                                        to Baa3 or  lower by  Moody's  Investors
                                        Service,   Inc.   or  BBB  or  lower  by
                                        Standard & Poor's Ratings Services.

                                        In addition, if we call the LYONs for redemption or if we make any significant distribution to our stockholders, or enter into any merger or binding share exchange, the LYONs may be surrendered for conversion even if the foregoing conditions are not satisfied.

                                        The  ability  to  surrender   LYONs  for
                                        conversion will expire at the close of business on February 7, 2031.

Ranking .............................   The    LYONs    are     unsecured    and
                                        unsubordinated  obligations  of  Omnicom
                                        and rank  equal in right of  payment  to
                                        all our  existing  and future  unsecured
                                        and  unsubordinated  indebtedness.   The
                                        LYONs are  effectively  subordinated  to
                                        all   of   our   existing   and   future
                                        obligations of our subsidiaries and to our obligations that are secured, to the extent of the security.

                                        As  of  September   30,  2000,   we  had
                                        $2,109.9    million   of    indebtedness
                                        outstanding,  all of which is unsecured,
                                        $582.8  million of which is issued by us
                                        and   $1,527.1   million   of  which  is
                                        indebtedness of our subsidiaries that is
                                        guaranteed by us. We subsequently called
                                        $218.3    million   of   our   unsecured
                                        convertible  subordinated  debt.  As  of
                                        September 30, 2000, our subsidiaries had
                                        an    additional    $98.6   million   of
                                        indebtedness outstanding.

Sinking Fund ........................   None.

Redemption of LYONs at
the Option of Omnicom ...............   We  cannot   redeem  the  LYONs   before
                                        February 7, 2006.  On or after  February
                                        7, 2006 and before February 7, 2021, we may redeem the LYONs at any time in whole or in part at the issue price of the LYONs. On or after February 7, 2021, we may redeem the LYONs at any time in whole or in part at the issue price plus accrued contingent additional principal, if any.

--------------------------------------------------------------------------------

Purchase of the LYONs at the
Option of the Holder ................   At each  February  7, from  February  7,
                                        2002, through February 7, 2030, holders may require us to purchase all or a portion of their LYONs on each February
                                        7 at the following prices:

                                          (1)   February    7,   2002    through
                                                February  7,  2021 at the  issue
                                                price of the LYON; and

                                          (2)   February    7,   2022    through
                                                February  7,  2030 at the  issue
                                                price of the LYON  plus  accrued
                                                contingent additional principal,
                                                if any.


                                        We may choose to pay the purchase price in cash, shares of common stock or a combination of cash and common stock. See "Description of LYONs--Purchase of LYONs at the Option of the Holder."

Change in Control ...................   Upon a  change  in  control  of  Omnicom
                                        occurring on or before February 7, 2006, holders may require us to purchase for cash all or a portion of their LYONs at a price equal to $1,000 per LYON. In addition, if at least 90% of the LYONs outstanding immediately prior to the change in control are purchased, we may, within 90 days after the change in control purchase date, at our option, redeem for cash all of the remaining
                                        LYONs at a redemption price equal to $1,000 per LYON. See "Description of
                                        LYONs--Purchase at Option of Holders upon Change in Control."

DTC Eligibility .....................   The LYONs were  issued  only in the form
                                        of global  securities held in book-entry
                                        form.  DTC or its  nominee  is the  sole
                                        registered    holder    of   the   LYONs
                                        represented by a global security for all
                                        purposes under the indenture. Beneficial
                                        interests in any such securities will be
                                        shown on, and transfers will be effected
                                        only through,  records maintained by DTC
                                        and its direct and indirect participants
                                        and  any  such   interest   may  not  be
                                        exchanged for  certificated  securities,
                                        except  in  limited  circumstances.  See
                                        "Description    of     LYONs--Book-Entry
                                        System."

Use of Proceeds .....................   We will not receive any of the  proceeds
                                        from   the    sale   by   any    selling
                                        securityholder   of  the  LYONs  or  the
                                        common stock issuable upon conversion and/or redemption of the LYONs. See "Use of Proceeds."

Trading .............................   The LYONs issued in the initial  private
                                        placement  are  eligible  for trading in
                                        the PORTAL system. LYONs sold using this
                                        prospectus,  however,  will no longer be
                                        eligible   for  trading  in  the  PORTAL
                                        system. We do not intend to list the LYONs on any other national securities exchange or automated quotation system.
                                        Our  common  stock is  traded on the New
                                        York  Stock  Exchange  under the  symbol
                                        "OMC."

--------------------------------------------------------------------------------

                       RISK FACTORS RELATING TO THE LYONS

      You should carefully consider the following information with the other information contained in or incorporated by reference into this prospectus before purchasing the LYONs.

The Lack of Covenants Applicable to the LYONs May Not Afford Protection Under Some Circumstances

      The holders of LYONs may require us to purchase the LYONs upon the occurrence of certain change-in-control events described under "Description of LYONs -- Purchase at Option of Holders upon Change in Control" on page 21. However, certain transactions, including certain recapitalizations, would not constitute a change in control with respect to the change in control purchase feature of the LYONs, even though these transactions may increase the amount of our (or our subsidiaries') outstanding indebtedness. This purchase right would also not restrict us from incurring indebtedness or effecting extraordinary dividends. Further, the LYONs do not afford a holder protection under maintenance or other covenants relating to our consolidated financial position or results of operations.

An Active Trading Market for LYONs May Not Develop

      The LYONs comprise a new issue of securities for us for which there is currently no public market. The LYONs issued in the initial private placement are eligible for trading in the PORTAL system. LYONs sold using this prospectus, however, will no longer be eligible for trading in the PORTAL system. We do not intend to list the LYONs on any other national securities exchange or automated quotation system. If the LYONs are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors. We do not know whether an active trading market will develop for the LYONs. To the extent that an active trading market does not develop, the price at which you may be able to sell the LYONs, if at all, may be less than the price you pay for them. In addition, the LYONs have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the common stock into which a LYON is otherwise convertible. These features could adversely affect the value and the trading prices for the LYONs.

Our Holding Company Structure Results in Structural Subordination and May Affect Our Ability to Make Payments on LYONs

      The LYONs are obligations exclusively of Omnicom. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to make payments on our debt, including the LYONs, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

      Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the LYONs or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

      Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors, including the holders of LYONs, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

You Should Consider the United States Federal Income Tax Consequences of Owning LYONs

      The LYONs are characterized as indebtedness for United States federal income tax purposes. Accordingly, you will be required to include in your income interest with respect to the LYONs.

      The LYONs constitute contingent payment debt instruments and will accrue tax original issue discount. As a result, you will be required to include amounts in income, as ordinary income, in advance of the receipt of the cash, or other property, attributable thereto. Pursuant to our determination of the tax original issue discount on the LYONs, you will recognize gain or loss on the sale, purchase by us at your option, conversion or redemption of a LYON in an amount equal to the difference between the amount realized on such a transaction, including the fair market value of any common stock received upon conversion or otherwise, and your adjusted tax basis in the LYON. Any gain so recognized by you generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. However, it is possible that holders may be precluded by certain rules regarding recapitalizations from recognizing any capital loss with respect to a conversion or redemption of the LYONs in exchange for shares of our stock. Holders should consult their tax advisors regarding the deductibility of any such capital loss. A summary of the federal income tax consequences of ownership of the LYONs is described in this offering memorandum under the heading "Federal Income Tax Considerations."

We May Not Have the Ability to Raise the Funds Necessary to Finance the Purchase at the Option of the Holder or the Change in Control Purchase

      At each February 7, from February 7, 2002 through February 7, 2030 and a change in control of Omnicom occurring on or before February 7, 2006, holders of LYONs have the right to require us to purchase their LYONs. We may not have sufficient funds at those times to make any required purchase of LYONs. In addition, corporate events involving fundamental changes to our capital structure, such as leveraged recapitalizations that would increase the level of our indebtedness or that of our subsidiaries, would not necessarily constitute a change in control for these purposes. See "Description of LYONs -- Purchase of LYONs at Option of Holder" and "-- Purchase at Option of Holders Upon Change in Control."

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

      The following table sets forth our selected consolidated financial data and should be read in conjunction with our consolidated financial statements incorporated into this prospectus by reference. The information for the nine months ended September 30, 2000 and 1999 was derived from the unaudited financial data included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2000 which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation, in all material respects, of our financial position and results of operations for these periods. Our results for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the fiscal year ended December 31, 2000. The information for the years ended December 31, 1999, 1998, 1997. 1996 and 1995 was derived from the audited financial information included in our Annual Report on Form 10-K for the year ended December 31, 1999. All information prior to 1999 has been restated to give effect to the accounting for the acquisition of Abbott Mead Vickers Group Limited, formerly known as Abbott Mead Vickers plc, under the pooling of interests method of accounting. Per share amounts for 1995 and 1996 have been restated to give effect to the two-for-one stock split completed in December 1997.


                                               Nine months ended
                                                 September 30,                             Year ended December 31,
                                            -----------------------   --------------------------------------------------------------
                                               2000         1999         1999         1998         1997         1996         1995
                                            ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                  (unaudited)                             (In thousands except for
                                                                                             per share amounts)
For the period:
Commissions and fees ....................   $4,351,783   $3,628,126   $5,130,545   $4,290,946   $3,296,224   $2,775,873   $2,360,688
Net income ..............................      356,589      242,989      362,882      278,845      217,300      162,076      135,196
Earnings per common share
  Basic .................................   $     2.04   $     1.39   $     2.07   $     1.61   $     1.30   $     1.02   $     0.92
  Diluted ...............................   $     1.95   $     1.35   $     2.01   $     1.57   $     1.28   $     0.99   $     0.89
Dividends declared per
  common share ..........................        0.525        0.450        0.625        0.525        0.450        0.375        0.330
At period end:
Total assets ............................   $9,352,515   $7,461,809   $9,017,637   $7,121,968   $5,114,364   $4,192,156   $3,653,265
Long-term obligations:
  Long-term debt and
    convertible subordinated
    debentures ..........................    1,888,429    1,153,719      711,632      717,410      341,665      208,329      293,418
  Deferred compensation
    and other liabilities ...............      289,147      248,201      300,746      269,966      166,492      130,606      126,725

                       RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows the ratio of earnings to fixed charges of Omnicom for the nine months ended September 30, 2000 and September 30, 1999 and each of the five most recent fiscal years.

      Nine months ended
        September 30,                        Year ended December 31,
    ---------------------      ------------------------------------------------
      2000         1999          1999      1998      1997      1996      1995
    --------     --------      --------  --------  --------  --------  --------
      4.74x        4.05x         4.44x     4.03x     4.23x     4.06x     3.55x

      The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of interest.

                                 USE OF PROCEEDS

      We will not  receive  any of the  proceeds  from the sale of the  LYONs or shares of common stock by the selling securityholders. See "Selling Securityholders" for a list of those entities receiving proceeds from sales of LYONs.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

      Our common stock is listed on the New York Stock Exchange under the symbol "OMC." The table below shows the range of quarterly high and low closing sale prices per share reported on the New York Stock Exchange Composite Tape for our common stock for the periods indicated and the average closing sale price per share and the dividends paid per share on our common stock for such periods. The last reported sale price per share on February 8, 2001 was $89.66.

                                                       Average Last    Dividends
                               Omnicom Common Stock     Sale Price     Per Share
                               ---------------------   ------------    ---------
                                  High        Low
                               ---------   ---------
1999:
First Quarter .............    $   79.94   $   56.50    $   65.27      $    .150
Second Quarter ............        85.13       67.00        73.72           .150
Third Quarter .............        80.69       67.06        73.54           .150
Fourth Quarter ............       107.13       71.63        88.15           .175

2000
First Quarter .............    $   99.63   $   79.88    $   92.27      $    .175
Second Quarter ............        97.25       82.13        89.26           .175
Third Quarter .............        90.44       70.00        82.80           .175
Fourth Quarter ............        92.25       72.69        81.64           .175

2001
First Quarter (through
  February 8, 2001) .......    $   92.13   $   78.69    $   88.88      $    .175

      The payment of dividends by us in the future will be determined by our board of directors and will depend on business conditions, our financial condition and earnings and other factors.

      We are not aware of any restrictions on our present or future ability to pay dividends. However, in connection with certain borrowing facilities entered into by us and our subsidiaries, we are subject to certain covenants requiring that we satisfy certain financial tests in order to pay dividends.

      We have one billion authorized shares of common stock, par value $0.15 per share, of which 184.1 million shares were outstanding on December 31, 2000.

                                 CAPITALIZATION

      The following table sets forth our consolidated capitalization as of September 30, 2000 on an actual basis and on an as adjusted basis to give effect to the issuance of the LYONs in the first quarter of 2001 and the conversion of our 4.25% convertible debentures during the fourth quarter of 2000 and the application of the net proceeds from the sale of the LYONs to reduce commercial paper borrowings.

      You should read this table together with our financial statements and related notes and the other financial and operating data included elsewhere in or incorporated by reference into this prospectus.

                                                         September 30, 2000
                                                    ---------------------------
                                                      Actual        As adjusted
                                                    -----------     -----------
                                                          (in thousands)

Current liabilities
  Accounts payable .............................    $ 3,460,911     $ 3,460,911
  Advance billings .............................        514,701         514,701
  Bank loans ...................................        320,106         320,106
  Accrued taxes and other liabilities ..........      1,418,998       1,418,998
  Dividends payable ............................         30,867          30,867
                                                    -----------     -----------
  Total current liabilities ....................      5,745,583       5,745,583
                                                    -----------     -----------
Long-term debt(1) ..............................      1,440,202         707,727
LYONs issued(1) ................................              0         750,000
Convertible subordinated debentures(2) .........        448,227         229,973
Deferred compensation and other liabilities ....        289,147         289,147
Deferred income taxes on unrealized gains ......         55,743          55,743
Minority interests .............................        120,436         120,436
                                                    -----------     -----------
  Total long-term indebtedness .................      2,353,755       2,153,026
                                                    -----------     -----------
Shareholders' equity:
  Common stock, 176,718,095 shares
    issued and outstanding(3) ..................         28,076          28,076
  Additional paid-in capital(2) ................        946,227         783,454
  Retained earnings ............................      1,146,955       1,146,955
  Unamortized restricted stock .................       (127,949)       (127,949)
  Accumulated other comprehensive income .......       (166,556)       (166,556)
  Treasury stock(2) ............................       (573,576)       (192,549)
                                                    -----------     -----------
    Total shareholders' equity .................      1,253,177       1,471,431
                                                    -----------     -----------
  Total liabilities and shareholders' equity ...    $ 9,352,515     $ 9,370,040
                                                    ===========     ===========

----------
(1) Reduction in long-term debt reflects use of the net proceeds from our issuance of the LYONs in the first quarter of 2001. As disclosed in the notes to our consolidated financial statements for the year ended December 31, 1999, we include outstanding commercial paper obligations in long term debt. Accordingly, the use of the net proceeds from the offering to reduce commercial paper does not significantly affect our total outstanding long term indebtedness. We may reborrow the amounts repaid for general corporate purposes.

(2) Reduction in convertible subordinated debentures and additional paid-in capital and the issuance of treasury stock reflect conversion of our 4.25% convertible debentures during the fourth quarter of 2000 into 6.8 million shares of common stock. Common stock outstanding after giving effect to the issuance of the shares related to the 4.25% convertible debentures was
      184.1 million shares at December 31, 2000, exclusive of shares reserved for issuance upon conversion of our outstanding 2.25% convertible debentures and shares reserved for issuance upon exercise of common stock equivalents.

(3) Outstanding common stock as of September 30, 2000 of 176,718,095 excludes 6,817,500 shares reserved for issuance upon conversion of the LYONs, 3,007,000 shares reserved for issuance upon exercise of outstanding common share equivalents and 11,547,000 shares reserved for issuance upon conversion of our 2.5% convertible subordinated debentures and prior, to their conversion as described above, our 4.25% convertible debentures.

                              DESCRIPTION OF LYONS

      We issued the LYONs under a senior indenture dated as of February 7, 2001 between us and The Chase Manhattan Bank, as trustee. The following summarizes the material provisions of the LYONs and the indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the LYONs and the indenture. As used in this description, the words "we," "us," "our" and "Omnicom" do not include any current or future subsidiary of Omnicom.

      The indenture does not contain any financial covenants or any restrictions on the payment of dividends or the issuance or purchase of our securities. The indenture contains no covenants or other provisions to give protection to the holders of the LYONs in the event of a highly leveraged transaction or a change in control, except to the extent described under "--Purchase at Option of Holders upon Change in Control."

General

      On  February  7,  2001,  we  issued  $750,000,000  aggregate  issue  price
($850,000,000 aggregate issue price if Merrill Lynch exercises the over-allotment option in full) of LYONs. The LYONs will mature 30 years from the issue date. Before February 7, 2021, the principal amount at maturity of a LYON will be equal to the issue price of the LYON. On or after February 7, 2021, if, for the last 20 trading days preceding February 7, 2021, the average conversion value of a LYON is greater than the issue price but less than or equal to 220% of the issue price, then the principal amount at maturity of a LYON will be equal to the conversion value of the LYON on February 7, 2021, but in no event greater than two times the issue price. If that conversion value exceeds 220% of the issue price then the principal amount at maturity will equal the issue price.

      Contingent additional principal is the difference between the issue price and the principal amount at maturity, if any. Contingent additional principal will be calculated on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months.

      The conversion value of a LYON as of any date of determination will equal the sale price per share of our common stock on such determination date multiplied by the number of shares of common stock then issuable upon conversion of a LYON. The LYONs will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

      We will not pay any interest on the LYONs prior to maturity unless contingent cash interest becomes payable. Each LYON was issued at an issue price of $1,000 per LYON. Although the LYONs were not offered at a discount from their issue price, they are contingent payment debt instruments. As a result, the LYONs are deemed to have been issued with original issue discount for United States federal income tax purposes, referred to as tax original issue discount. We currently compute and report accruals of the tax original issue discount based upon an overall yield of 6.71% per year, computed on a semiannual bond equivalent basis, which represents the yield on our noncontingent, nonconvertible, fixed-rate debt with terms otherwise similar to the LYONs. See "Federal Income Tax Considerations."

      Maturity, conversion, purchase by us at the option of the holder or redemption of a LYON will cause contingent additional principal, if any, and contingent cash interest, if any, to cease to accrue on such LYON. We may not reissue a LYON that has matured or been converted, purchased by us at your option, redeemed or otherwise cancelled.

      LYONs may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar will initially be the trustee. We will not charge a service fee for any exchange or registration of transfer of LYONs. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

Ranking of LYONs

      The LYONs are unsecured and unsubordinated obligations. The LYONs rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. However, we are a holding company and the LYONs are effectively subordinated to all existing and future obligations of our subsidiaries and to our obligations that are secured, to the extent of the security. See "Risk Factors -- Our Holding Company Structure Results in Structural Subordination and May Affect Our Ability to Make Payments on LYONs."

      As of September 30, 2000, we had $2,109.9 million of indebtedness outstanding, all of which is unsecured, $582.8 million of which is issued by us and $1,527.1 million of which is indebtedness of our subsidiaries that is guaranteed by us. We subsequently called $218.3 million of our unsecured convertible subordinated debt. As of September 30, 2000, our subsidiaries had an additional $98.6 million of indebtedness outstanding.

Book-Entry System

      The LYONs were issued only in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the LYONs for all purposes under the indenture. Owners of beneficial interests in the LYONs represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in these securities are shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the LYONs, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights provided to the holder of LYONs under the global securities or the indenture. Omnicom and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities.

Exchange of Global Securities

      LYONs represented by a global security are exchangeable for certificated securities with the same terms only if:

      o DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days,

      o we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary), or

      o     a default under the indenture occurs and is continuing.

      DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Conversion Rights

      Holders may surrender LYONs for conversion into shares of our common stock only if at least one of the conditions described below is satisfied. In addition, a LYON for which a holder has delivered a purchase notice or a change in control purchase notice requiring us to purchase the LYON may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

      The initial conversion rate is 9.09 shares per LYON, subject to adjustment upon the occurrence of the events described below. A holder of a LYON otherwise entitled to a fractional share will receive cash in an amount equal to the value of such fractional share based on the sale price, as defined below under "--Purchase of LYONs at the Option of the Holder," on the trading day immediately preceding the conversion date.

      If contingent cash interest is payable to holders of LYONs during any particular six-month period, and any LYONs are converted after the applicable record date, those LYONs upon surrender must be accompanied by funds equal to the amount of contingent cash interest payable on the principal amount of LYONs so converted, unless those LYONs have been called for redemption, in which case no such payment shall be required.

      The ability to surrender LYONs for conversion will expire at the close of business on February 7, 2031.

      To convert a LYON into shares of common stock, a holder must:

      o complete and manually sign the conversion notice on the back of the LYON or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent;

      o     surrender the LYON to the conversion agent;

      o     if   required  by  the   conversion   agent,   furnish   appropriate
            endorsements and transfer documents; and

      o     if required, pay all transfer or similar taxes.

Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

      If one or more of the conditions to the conversion of the LYONs has been satisfied, we will promptly notify the holders of LYONs thereof and use our reasonable best efforts to post this information on our web site or, at our option, otherwise publicly disclose this information.

Conversion Based on Common Stock Price

      Before February 7, 2021, holders may surrender a LYON for conversion during any calendar quarter commencing after March 31, 2001 if, for the last 20 trading days in the preceding calendar quarter, the average conversion value of the LYON is greater than or equal to a specified percentage, initially 125% and increasing 5% per quarter up to a maximum of 220%, of the issue price of the LYON. If the foregoing condition is satisfied at any time after February 7, 2002, and before February 7, 2021, then the LYONs will be convertible at any time at the option of the holder, through maturity. On or after February 7, 2021, holders may surrender a LYON for conversion during any calendar quarter if, for the last 20 trading days in the preceding calendar quarter, the average conversion value of the LYON is greater than or equal to 110% of the principal amount at maturity of the LYON. If the foregoing condition is satisfied at any time after February 7, 2021, then the LYONs will be convertible at any time at the option of the holder, through maturity.

      On February 7, 2021, if the average conversion value of a LYON is greater than or equal to 220% of the issue price of the LYON, then the LYONs will be convertible at any time thereafter at the option of the holder, through maturity.

Conversion Based on Credit Ratings

      Holders may also surrender a LYON for conversion at any time after the credit rating assigned to the LYONs is reduced to Baa3 or lower by Moody's Investors Service, Inc. or BBB or lower by Standard & Poor's Ratings Services.

Conversion upon Notice of Redemption

      A holder may surrender for conversion a LYON called for redemption at any time prior to the close of business on the second business day prior to the redemption date, even if it is not otherwise convertible at that time. A LYON for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring us to purchase the LYON may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

Conversion upon Occurrence of Specified Corporate Transactions

      If we elect to

      o distribute to all holders of common stock certain rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the quoted price at the time, or

      o distribute to all holders of our common stock assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the closing price of the common stock on the day preceding the declaration date for such distribution, we must notify the holders of LYONs at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their LYONs for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

      In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender LYONs for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of such transaction.

Conversion Rate Adjustments and Delivery of Common Stock

      The conversion rate will not be adjusted for accrued contingent additional principal, if any, or contingent cash interest, if any. As soon as practicable following the conversion date, we will deliver through the conversion agent a certificate for the number of full shares of common stock into which any LYON is converted, together with any cash payment for fractional shares. Delivery to the holder of the full number of shares of common stock into which the LYON is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount at maturity of the LYON. For a discussion of the tax treatment of a holder receiving common stock upon conversion, see "Federal Income Tax Considerations--Disposition or Conversion."

      We will adjust the conversion rate for:

      o dividends or distributions on our common stock payable in our common stock or other capital stock,

      o subdivisions, combinations or certain reclassifications of our common stock,

      o distributions to all holders of common stock of certain rights to purchase common stock for a period expiring within 60 days at less than the sale price at the time, and

      o distributions to those holders of our assets or debt securities or certain rights to purchase our securities (excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the sale price of the common stock on the day preceding the date of declaration of such dividend or other distribution).

However, no adjustment need be made if holders may participate in the transaction without conversion or in certain other cases.

      The indenture permits us to increase the conversion rate from time to time.

      If we are party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, at the effective time of the transaction, the right to convert a LYON into shares of our common stock will be changed into a right to convert it into the kind and amount of securities, cash or other property of Omnicom or another person which the holder would have received if the holder had converted the holder's LYON immediately prior to the transaction. If the transaction also constitutes a "change in control," as defined below, the holder will be able to require us to purchase all or a portion of its LYONs as described under "--Purchase at Option of Holders upon Change in Control."

      In the event of:

      o a taxable distribution to holders of common stock which results in an adjustment of the conversion rate, or

      o     an increase in the conversion rate at our discretion,

the holders of the LYONs may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Federal Income Tax Considerations--Constructive Dividend."

Contingent Cash Interest

      We will pay contingent cash interest to the holders of LYONs during any six-month period from February 8 to August 7, and from August 8 to February 7, commencing February 8, 2006 if the average market price of a LYON for a five trading day measurement period preceding the applicable six-month period equals 120% or more of the issue price of the LYON. Each five trading day measurement period will end on the second trading day immediately preceding the applicable six-month period; provided, however, that if we declare a dividend for which the record date will occur prior to the applicable six-month period but for which the payment date will occur during the applicable six-month period, the five trading day measurement period will instead end on the second trading day immediately preceding that record date.

      For any six-month period, the amount of contingent cash interest per LYON will be equal to the regular cash dividends paid by us per share on our common stock multiplied by the number of shares then issuable upon conversion of a LYON.

      Contingent cash interest, if any, will accrue and be payable to holders of LYONs as of the record date for the related common stock dividend during the relevant six-month period. Such payments will be made on the payment date of the related common stock dividend. If we do not pay regular cash dividends, holders will not be entitled to any contingent cash interest.

      Regular cash dividends are quarterly or other periodic cash dividends on our common stock as declared by our board of directors as part of its cash dividend payment practices and that are not designated by them as extraordinary or special or other nonrecurring dividends.

      The market price of a LYON on any date of determination means the average of the secondary market bid quotations per LYON obtained by the bid solicitation agent for $10.0 million principal amount at maturity of LYONs at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if

      o at least three such bids are not obtained by the bid solicitation agent, or

      o in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the LYONs,

then the market price of the LYON will equal (1) the then applicable conversion rate of the LYONs multiplied by (2) the average sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

      The bid solicitation agent will initially be The Chase Manhattan Bank. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the LYONs.

      We will determine every six months, commencing February 8, 2006, whether the conditions to the payment of contingent cash interest have been satisfied and, if so, we will promptly notify the holders of LYONs thereof and use our reasonable best efforts to post this information on our web site or, at our option, otherwise publicly disclose this information.

      We may unilaterally increase the amount of contingent cash interest we pay, but we will have no obligation to do so.

Redemption of LYONs at the Option of Omnicom

      No sinking fund is provided for the LYONs. We cannot redeem the LYONs on or before February 7, 2006. After February 7, 2006, and before February 7, 2021 we may, at our option, redeem the LYONs for cash at any time in whole or from time to time in part at the issue price of the LYONs. On or after February 7, 2021, we may redeem the LYONs at any time in whole or in part at the issue price plus accrued contingent additional principal, if any. We will give not less than 30 days nor more than 60 days notice of redemption by mail to holders of LYONs. LYONs called for redemption will be convertible by the holder, even if the other conditions described under "--Conversion Rights" have not occurred, until the close of business on the second business day prior to the redemption date.

      The LYONs will be redeemable in integral multiples of $1,000.

      If less than all of the outstanding LYONs are to be redeemed, the trustee will select the LYONs to be redeemed. In this case, the trustee may select the LYONs by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's LYONs is selected for partial redemption and the holder converts a portion of the LYONs, the converted portion will be deemed to be the portion selected for redemption.

Purchase of LYONs at the Option of the Holder

      At each February 7, from February 7, 2002 through February 7, 2030, holders may require us to purchase any outstanding LYON for which the holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may require us to purchase all or a portion of their LYONs on each February 7 at the following prices:

      (1) February 7, 2002 through February 7, 2021 at the issue price of the LYON; and

      (2) February 7, 2022 through February 7, 2030 at the issue price of the LYON plus accrued contingent additional principal, if any.

Holders may submit their LYONs for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the third business day prior to the purchase date.

      The purchase price will be payable, at our option, in cash, shares of our common stock or any combination thereof.

      We will be required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

      o whether we will pay the purchase price of LYONs in cash or common stock or any combination thereof, specifying the percentage of each,

      o if we elect to pay in common stock, the method of calculating the market price of common stock, and

      o the procedures that holders must follow to require us to purchase their LYONs.

      The purchase notice given by each holder electing to require us to purchase LYONs shall be given so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date and must state:

      o the certificate numbers of the holder's LYONs to be delivered for purchase,

      o the portion of the principal amount at maturity of LYONs to be purchased, which must be $1,000 or an integral multiple of $1,000, and

      o that the LYONs are to be purchased by us pursuant to the applicable provisions of the LYONs.

      A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The notice of withdrawal shall state:

      o     the principal amount at maturity of the LYONs being withdrawn,

      o     the certificate numbers of the LYONs being withdrawn, and

      o the principal amount at maturity, if any, of the LYONs that remain subject to the purchase notice.

      If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us shall be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock.

      We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price. See "Federal Income Tax Considerations."

      The "market price" of our common stock means the average of the sale prices of the common stock for the five trading days ending on (if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day prior to) the third business day prior to the applicable purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the relevant five trading day period and ending on the purchase date, of certain events that would result in an adjustment of the conversion rate with respect to the common stock.

      The "sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the common stock is then traded or, if the common stock is not listed on a United States national or regional securities exchange, as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated or otherwise as provided in the indenture.

      Because the market price of the common stock is determined prior to the applicable purchase date, holders of LYONs bear the market risk with respect to the value of the common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

      Upon determination of the actual number of shares of common stock to be issued for each $1,000 principal amount at maturity of LYONs in accordance with the foregoing provisions, we will promptly notify the holders of LYONs thereof and use our reasonable best efforts to post this information on our web site or, at our option, otherwise publicly disclose this information.

      In addition to the above conditions, our right to purchase LYONs, in whole or in part, with common stock is subject to our satisfying various conditions, including:

      o listing such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq,

      o the registration of the common stock under the Securities Act and the Exchange Act, if required, and

      o any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If these conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will be required to pay the purchase price of the LYONs to the holder entirely in cash. See "Federal Income Tax Considerations -- Disposition or Conversion." We may not change the form or components or percentages of components of consideration to be paid for the LYONs once we have given the notice that we are required to give to holders of LYONs, except as described in the first sentence of this paragraph.

      In connection with any purchase offer, we will

      o comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable, and

      o file Schedule TO or any other required schedule under the Exchange Act, if required.

      Our obligation to pay the purchase price for a LYON for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the LYON, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the LYON will be made promptly following the later of the purchase date or the time of delivery of the LYON.

      If the paying agent holds money or securities sufficient to pay the purchase price of the LYON on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the LYON will cease to be outstanding and contingent additional principal, if any, will cease to accrue, whether or not the LYON is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the LYON.

      Our ability to purchase LYONs may be limited by the terms of our then-existing borrowing agreements.

      We may not purchase any LYONs for cash at the option of holders if an event of default with respect to the LYONs has occurred and is continuing, other than a default in the payment of the purchase price with respect to such LYONs.

Purchase at Option of Holders upon Change in Control

      In the event of a change in control occurring on or prior to February 7, 2006, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's LYONs, at a price equal to $1,000 per LYON. We will be required to purchase the LYONs as of the date that is 35 business days after the occurrence of such change in control. We refer to this date as the "change in control purchase date."

      In addition, if at least 90% in aggregate principal amount of the LYONs outstanding immediately prior to the change of control are purchased on the change in control purchase date, we may, within 90 days following the change in control purchase date, at our option, redeem all of the remaining LYONs at a redemption price equal to $1,000 per LYON.

      Within 15 days after the occurrence of a change in control, we must mail to the trustee and to all holders of LYONs at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice must state:

      o     the events causing the change in control,

      o     the date of the change in control,

      o     the last date on which a holder may exercise the purchase right,

      o     the change in control purchase price,

      o     the change in control purchase date,

      o     the name and address of the paying agent and the conversion agent,

      o     the conversion rate and any adjustments to the conversion rate,

      o that LYONs with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture, and

      o     the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date. The required purchase notice upon a change in control must state:

      o     the certificate numbers of the LYONs to be delivered by the holder,

      o the principal amount at maturity of LYONs to be purchased, which will be $1,000 or an integral multiple of $1,000, and

      o that we are to purchase such LYONs pursuant to the applicable provisions of the LYONs.

      A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

      o     the principal amount at maturity of the LYONs being withdrawn,

      o     the certificate numbers of the LYONs being withdrawn, and

      o the principal amount at maturity, if any, of the LYONs that remain subject to a change in control purchase notice.

      Our obligation to pay the change in control purchase price for a LYON for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the LYON, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such LYON will be made promptly following the later of the change in control purchase date or the time of delivery of such LYON.

      If the paying agent holds money sufficient to pay the change in control purchase price of the LYON on the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, whether or not the LYON is delivered to the paying agent, all rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the LYON.

      Under the indenture, a "change in control" of Omnicom is deemed to have occurred at such time as:

      o any person, including its affiliates and associates, other than Omnicom, its subsidiaries or their employee benefit plans, files a
            Schedule 13D or TO (or any successor schedules, forms or reports under the Exchange Act) disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which our common stock is reclassified or changed, with limited exceptions, or

      o there shall be consummated any consolidation, merger or share exchange of Omnicom pursuant to which the common stock would be converted into cash, securities or other property, in each case other than a consolidation, merger or share exchange of Omnicom in which the holders of our common stock immediately prior to the consolidation, merger or share exchange have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of ordinary voting stock of the continuing or surviving corporation immediately after the consolidation, merger or share exchange.

      The indenture does not permit our board of directors to waive our obligation to purchase LYONs at the option of holders in the event of a change in control.

      In connection with any purchase offer in the event of a change in control, we will:

      o comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable, and

      o file a Schedule TO or any other required schedule under the Exchange Act, if required.

      The change in control purchase feature of the LYONs may in certain circumstances make more difficult or discourage a takeover of Omnicom. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

      o     to accumulate shares of our common stock,

      o to obtain control of Omnicom by means of a merger, tender offer, solicitation or otherwise, or

      o part of a plan by management to adopt a series of anti-takeover provisions.

      Instead, the change in control purchase feature is a standard term contained in other LYONs offerings that have been marketed by Merrill Lynch. The terms of the change in control purchase feature resulted from negotiations between Merrill Lynch and us.

      We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the LYONs but that would increase the amount of our (or our subsidiaries') outstanding indebtedness. See "Risk Factors Relating to the LYONs--The Lack of Covenants Applicable to the LYONs May Not Afford Protection Under Some Circumstances."

      We may not purchase LYONs at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the LYONs, other than a default in the payment of the change in control purchase price with respect to the LYONs.

Events of Default

      The following will be events of default for the LYONs

      (1) default in payment of the principal amount at maturity, contingent additional principal, redemption price, purchase price or change in control purchase price with respect to any LYON when such becomes due and payable,

      (2) default in payment of any contingent cash interest, which default continues for 30 days,

      (3) our failure to comply with any of our other agreements in the LYONs or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice,

      (4) (A) our failure to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations (other than nonrecourse obligations) of Omnicom for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount (taken together with amounts in (B)) in excess of $100 million and continuance of such failure, or (B) the acceleration of indebtedness in an amount (taken together with the amounts in (A)) in excess of $100 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) or (B) above, for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding; however, if any such failure or acceleration referred to in (A) or (B) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred, or

      (5) certain events of bankruptcy or insolvency affecting us or certain of our subsidiaries.

      If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the LYONs then outstanding may declare the issue price of the LYONs, plus any accrued and unpaid contingent cash interest and contingent additional principal through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of Omnicom, the issue price of the LYONs plus accrued and unpaid contingent cash interest and contingent additional principal shall automatically become immediately due and payable.

Backup Withholding and Information Reporting

      Information reporting will apply to payments of interest, including a payment of shares of common stock to you upon a conversion if any, made by us on, or the proceeds of the sale or other disposition or retirement of, the LYONs or dividends on shares of common stock with respect to certain noncorporate holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowable as a credit against the holder's federal income tax, provided that the required information is provided to the IRS.

Mergers and Sales of Assets

      The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things:

      o the resulting, surviving or transferee person is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and such entity assumes all our obligations under the LYONs and the indenture, and

      o we or such successor entity shall not immediately thereafter be in default under the indenture.

      Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the LYONs and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to February 7, 2006 could constitute a change in control of Omnicom, permitting holders to require us to purchase their LYONs as described above.

Modification

      We and the trustee may modify or amend the indenture or the LYONs with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the LYONs then outstanding. However, the consent of the holders of each outstanding LYON would be required to:

      o alter our obligation to pay contingent cash interest (except that we may increase the amount thereof without the consent of the trustee or the holders),

      o make any LYON payable in money or securities other than that stated in the LYON,

      o     alter the stated maturity of any LYON,

      o reduce the principal amount at maturity, contingent additional principal, redemption price, purchase price or change in control purchase price with respect to any LYON,

      o make any change that adversely affects the right of a holder to receive shares of common stock upon surrendering a LYON for conversion,

      o make any change that adversely affects the right to require us to purchase a LYON,

      o impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the LYONs, and

      o change the provisions in the indenture that relate to modifying or amending the indenture.

      Without the consent of any holder of LYONs, we and the trustee may enter into supplemental indentures for any of the following purposes:

      o to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the LYONs,

      o to add covenants for the benefit of the holders of the LYONs or to surrender any right or power conferred upon us,

      o     to secure our obligations in respect of the LYONs,

      o to make any changes or modifications to the indenture necessary in connection with the registration of the LYONs under the Securities Act and the qualification of the LYONs under the Trust Indenture Act as contemplated by the indenture,

      o     to cure any ambiguity or inconsistency in the indenture, or

      o to make any change that does not adversely affect the rights of any holder of the LYONs.

      The holders of a majority in aggregate principal amount at maturity of the LYONs then outstanding may, on behalf of the holders of all LYONs:

      o waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

      o waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, contingent additional principal, redemption price, purchase price, change in control purchase price or obligation to deliver common stock upon conversion with respect to any LYON or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding LYON affected.

Calculations in Respect of LYONs

      We are responsible for making all calculations called for under the LYONs. See "--Conversion Rights." These calculations include, but are not limited to, determination of the market prices of the LYONs and of our common stock, amounts of tax original issue discount, and amounts of contingent cash interest and contingent additional principal, if any, payable on the LYONs. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of LYONs. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Information Concerning the Trustee

      The Chase Manhattan Bank is the trustee, registrar, paying agent and conversion agent.

Governing Law

      The indenture and the LYONs are governed by, and construed in accordance with, the law of the State of New York.

Miscellaneous

      We or our affiliates may from time to time purchase the securities offered in this prospectus which are then outstanding by tender, in the open market or by private agreement.

                          DESCRIPTION OF CAPITAL STOCK

      The following briefly summarizes the material terms of our capital stock. You should read our certificate of incorporation, a copy of which may be obtained from Omnicom as described under "Where You Can Find More Information," for more detailed information that may be important to you.

      We are authorized to issue 1.0 billion shares of common stock, par value $0.15 per share, of which 184.1 million shares were outstanding on December 31, 2000, and 7.5 million shares of preferred stock at $1.00 per share, none of which is outstanding.

      Each share of common stock entitles the holder to one vote for the election of directors and for all other matters to be voted on by holders of our common stock. Holders of common stock may not cumulate their votes in the election of directors. All shares of common stock have equal rights and are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor, but only after payment of dividends required to be paid on any outstanding shares of preferred stock. All shares of common stock share ratably upon liquidation in the assets available for distribution to shareholders after payments to creditors and provision for the preference of any preferred stock. We are not aware of any restrictions on our present or future ability to pay dividends. However, in connection with certain borrowing facilities entered into by us and/or our subsidiaries, we are subject to certain covenants requiring that we satisfy certain financial tests in order to pay dividends. The shares of common stock are not subject to call or assessment, have no preemptive or other subscription rights or conversion rights and cannot be redeemed. We have a classified board of directors and our shareholders can remove a director only by an affirmative two-thirds vote of all outstanding voting shares. A two-thirds vote of all outstanding voting shares is also required to amend our by-laws or some of the provisions of our certificate of incorporation and to change the number of directors comprising the full board. The board of directors has power to amend the by-laws or change the number of directors comprising the full board.

      We may issue preferred stock in series having whatever rights and preferences the board of directors may determine without the approval of our shareholders. One or more series of preferred stock may be made convertible into common stock at rates determined by the board of directors, and preferred stock may be given priority over common stock in payment of dividends, rights on liquidation, voting and other rights.

      As of December 31, 2000, we had outstanding $229,973,000 of 21/4% convertible subordinated debentures with a scheduled maturity in 2013, which are convertible into shares of our common stock at a conversion price of $49.83 per share, subject to adjustment in certain events.

      The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services. The common stock is listed on the New York Stock Exchange under the symbol "OMC."

                        FEDERAL INCOME TAX CONSIDERATIONS

      This is a summary of certain United States federal income tax considerations relevant to holders of LYONs. This summary is based upon the Internal Revenue Code of 1986 (which we refer to as the Code), Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, or different interpretations. No statutory, regulatory, administrative or judicial authority directly addresses the treatment of the LYONs or instruments similar to the LYONs for United States federal income tax purposes. There can be no assurance that the IRS will not challenge one or more of the conclusions described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of acquiring or holding LYONs.

      This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to a holder, such as a holder subject to the alternative minimum tax provisions of the Code. Also, it is not intended to address specific considerations relevant to persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates or persons holding LYONs as hedges or as positions in a "straddle," "hedge," "conversion" or other integrated transaction for tax purposes.

      This summary also does not discuss the tax consequences arising under tax laws other than the federal income tax laws, including the laws of any state, local or foreign jurisdiction. In addition, this summary is limited to original purchasers of LYONs who acquire LYONs at their original issue price within the meaning of the federal income tax laws and who hold the LYONs and common stock into which the LYONs may be converted as "capital assets" within the meaning of the federal income tax laws.

      Persons considering the purchase, ownership, conversion or other disposition of LYONs should consult their own tax advisors regarding the federal income tax consequences to them in their particular circumstances, and consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      For purposes of this summary, a "U.S. Holder" is a beneficial owner of the LYONs who or which is:

      o     a citizen or individual resident of the United States, as defined in
            Section 7701(b) of the Code;

      o a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

      o an estate if its income is subject to United States federal income taxation regardless of its source; or

      o a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

      Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a holder of LYONs other than a U.S. Holder.

      We have been advised by our counsel, Jones, Day, Reavis & Pogue, that, in their opinion, the LYONs will be treated as debt instruments that are subject to United States federal income tax regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations) for United States federal income tax purposes. Accordingly, pursuant to the terms of the indenture, we and each holder of the LYONs agree to treat the LYONs as debt instruments with original issue discount under the contingent payment regulations as described below.

Original Issue Discount

      Under the CPDI regulations, for United States federal income tax purposes, U.S. Holders of LYONs are required to accrue interest income on the LYONs, regardless of whether the holder uses the cash or accrual method of accounting, in amounts described below for each taxable year the holder holds the LYON.

Accordingly, U.S. Holders may be required to include interest in taxable income in each year in excess of the accruals on the LYONs for non-tax purposes and in excess of any contingent cash interest payments actually received in that year.

      The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount, for United States federal income tax purposes for each accrual period prior to and including the maturity date of the LYONs. The amount required to be accrued equals the sum of the daily portions of original issue discount with respect to the LYON for each day during the taxable year or portion of a taxable year on which the holder holds the LYON, adjusted if necessary as described below. The daily portion is (1) the sum of the issue price of the LYON plus all accrued interest, determined without regard to any adjustments to interest accruals described below, and minus the amounts of projected scheduled payments for prior periods at the beginning of each six-month accrual period (as defined below), multiplied by (2) the comparable yield to maturity (as defined below) on the LYON, divided by (3) the number of days in the accrual period. Under these rules, holders may have to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. Any amount included in income as original issue discount will increase a holder's tax basis in the LYON. The issue price is the initial price at which the LYONs are sold to investors for money.

      Based on the advice of our counsel, Jones, Day, Reavis & Pogue, we treat the "comparable yield" as the annual yield we would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the LYONs. Accordingly, we take the position that the comparable yield for the LYONs is 6.71%, compounded semiannually. The specific yield, however, is not entirely clear. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield which we have determined.

      We are required to furnish annually to the IRS and to certain noncorporate U.S. Holders information regarding the amount of the original issue discount on the LYONs attributable to that year. We will calculate and report original issue discount on the LYONs based upon six-month accrual periods ending on the maturity day of the LYONs. We are also be required to furnish to holders a projected schedule of payments which we will use in computing the amounts of original issue discount on the LYONs. In this schedule, we will include estimates (for purposes of computing the original issue discount only) of payments of contingent cash interest that we will make, and of a payment at maturity, taking into account the conversion feature and the contingent additional principal. Under the CPDI regulations, this schedule must produce the comparable yield. Our determination of the comparable yield and the projected schedule of payments is set forth in the indenture.

      For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the LYONs, unless such U.S. Holder timely discloses and justifies the use of other estimates to the IRS. A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

      The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder's interest accruals and adjustments thereof in respect of the LYONs for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the LYONs.

Adjustments to Interest Accruals on the LYONs

      If, during any taxable year, a U.S. Holder receives actual payments with respect to the LYONs for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, and/or the amount of a future contingent payment is established in an amount greater than the projected amount, the U.S. Holder will incur a "positive adjustment" under the CPDI regulations. If a U.S. Holder receives in a taxable year actual payments with respect to the LYONs for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, and/or the amount of a future contingent payment is established in an amount less than the projected amount, the U.S. Holder will incur a "negative adjustment" under the CPDI regulations. The difference between the positive adjustments and the negative adjustments for any year is the

"net positive adjustment" (if positive) or the "net negative adjustment" (if negative). The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year.

      A net negative adjustment will (1) reduce the U.S. Holder's interest income on the LYONs for that taxable year, and (2) to the extent of any excess after the application of (1), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the LYONs during prior taxable years, reduced to an extent such interest was offset by prior net negative adjustments.

Disposition or Conversion

      Generally, the sale or exchange of a LYON, or the redemption of a LYON for cash, will result in taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the LYONs takes into account the receipt of stock upon conversion and contingent additional principal as contingent payments with respect to the LYONs. Accordingly, we intend to treat the receipt of our common stock by a U.S. Holder upon the conversion of a LYON, as well as any contingent additional principal, as contingent payments under the CPDI regulations. Pursuant to our treatment of the LYONs as contingent payment debt instruments under the CPDI regulations as described above and the holders' agreement to be bound by our determination, gain or loss upon a sale, exchange, redemption or conversion of a LYON will generally be recognized as ordinary gain or loss, except that loss, if any, realized in excess of the amount of previously accrued tax original issue discount will be capital loss. Losses are subject to limitations under the United States federal income tax laws. It is possible that a deduction for any such capital loss might be denied under the rules governing recapitalizations. Holders should consult their tax advisors regarding the deductibility of any such capital loss.

      The holder's realized gain or loss will be measured by the difference between the total value of the consideration received for the LYON (including the fair market value of our common stock) and the holder's tax basis in the LYON, as previously adjusted to reflect accrued original issue discount and the amounts of any projected payments. In general, a holder's tax basis in any common stock received in exchange for a LYON (including any fractional shares for which cash is received) will be the fair market value of the stock at the time of the exchange. The holding period for common stock received in the exchange will commence on the day following the date of the exchange. These results may be different, however, if the exchange of a LYON for our stock constitutes a recapitalization. Holders should consult their tax advisors as to the applicability of the recapitalization rules to an exchange of a LYON for common stock and the determination of basis and holding period for such common stock under those rules.

Constructive Dividend

      If at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the LYONs, the conversion rate of the LYONs is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the LYONs.

      For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the LYONs, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not. However, there will be no deemed dividend treatment for regular cash dividends because there will be no adjustment therefor under the anti-dilution provisions of the LYONs.

Treatment of Non-U.S. Holders

      Payments of contingent interest made to Non-U.S. Holders will not be exempt from United States federal income or withholding tax and, therefore, Non-U.S. Holders will be subject to withholding on such payments of contingent interest at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. A Non-U.S. Holder that is subject to the withholding tax should consult its tax advisors as to whether it can obtain a refund for a portion of the withholding tax, either on the grounds that some portion of the contingent interests represents a return of principal under the CPDI regulations, or on some other grounds.

      All other payments on the LYONs made to a Non-U.S. Holder, including a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the LYONs (other than gain attributable to accrued contingent interest payments), will be exempt from United States income or withholding tax, provided that: (1) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving interest described in section 881(c)(3)(A) of the Code; (2) the statement requirement set forth in Section 871(b) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (3) such Non-U.S. holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; (4) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; and (5) our common stock continues to be actively traded within the meaning of section 871(b)(4)(C)(v)(1) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE).

      The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a LYON certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address.

      If a Non-U.S. Holder of LYONs is engaged in a trade or business in the United States, and if interest on the LYONs is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale or exchange of the LYONs in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

      Information reporting will apply to any payments, including a payment of shares of common stock pursuant to a conversion or of interest, we may make on, or the proceeds of the sale or other disposition or retirement, of the LYONs or dividends on shares of common stock with respect to certain noncorporate holders, and backup withholding at a rate of 31% may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowable as a credit against the holder's federal income tax, if the required information is provided to the IRS.

                             SELLING SECURITYHOLDERS

      The LYONs were originally issued by us and sold to Merrill Lynch, Pierce, Fenner & Smith Incorporated in a transaction exempt from the registration requirements of the Securities Act. Merrill Lynch resold the LYONs to persons believed by Merrill Lynch to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) in a transaction also exempt from the registration requirements of the Securities Act. The selling securityholders (which term includes their transferees, pledges, donees or successors) may from time to time offer and sell pursuant to this prospectus any and all of the LYONs and the shares of common stock issuable upon conversion and/or redemption of the LYONs.

      Any or all of the LYONs or common stock issuable upon conversion and/or redemption of the LYONs may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of LYONs or common stock that will be held by the selling securityholders upon consummation of any such sales. The names of each selling securityholder, the principal amount of LYONs that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of common stock into which such LYONs are convertible will be set forth in a prospectus supplement, if required. Unless described in the prospectus supplement, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

      Because the selling securityholders may offer all or some of their LYONs or the underlying common stock from time to time, we can not estimate the amount of the LYONs or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See "Plan of Distribution."

                              PLAN OF DISTRIBUTION

      The LYONs and the common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the LYONs and the common stock covered by this prospectus.

      We will not receive any of the proceeds from the offering of LYONs or the common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the LYONS and common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the LYONs or the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the LYONs and the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the LYONs or common stock offering by them hereby will be the purchase price of such LYONs or common stock less discounts and commissions, if any.

      The LYONs and common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with sales of the LYONs and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the LYONs and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the LYONs and underlying common stock short and deliver LYONs and the underlying common stock to close out short positions, or loan or pledge LYONs and the underlying common stock to broker-dealers that in turn may sell the LYONs and the underlying common stock.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the LYONs and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the LYONs and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the LYONs and the underlying common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      Our outstanding common stock is listed for trading on the New York Stock Exchange.

      The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the LYONs or the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commission received by such broker-dealers, agents or underwriters and any profit on the resale of the LYONs or the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      In addition, in connection with any resales of LYONs, any broker-dealer who acquired the LYONs for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. Broker-dealers may fulfill their prospectus delivery requirements with respect to the LYONs (other than a resale of an unsold allotment from the original sale of the outstanding LYONs) with this prospectus. In addition, until , 2001, all securityholders effecting transactions in the LYONs may be required to deliver a prospectus and any and all supplements or amendments thereto.

      The LYONs were issued and sold on February 7, 2001 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by Merrill Lynch to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). We have agreed to indemnify Merrill Lynch and each selling securityholder, and each selling securityholder had agreed to indemnify us, Merrill Lynch and each other selling shareholder against certain liabilities arising under the Securities Act.

      The selling securityholders and any other persons participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the LYONs and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the LYONs and the underlying common stock to engage in market-making activities with respect to the particular LYONs and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the LYONs and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the LYONs and the underlying common stock.

      We will use our best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the sale pursuant to the registration statement of all the securities registered thereunder and
(ii) the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions in which case we may prohibit offers and sales of LYONs and common stock pursuant to the registration statement to which this prospectus relates.

      We have granted an option to Merrill Lynch, exercisable for 30 days after the date of this offering memorandum, to purchase up to an additional $100,000,000 aggregate issue price of LYONs at a price of $1,000 per LYON, less any underwriting discounts and commissions. Merrill Lynch may exercise this option solely to cover over-allotments, if any, made on the sale of the LYONs offered hereby.

      We do not know, at this time, whether or not Merrill Lynch will exercise its option. Any additional information about the option will be set forth in a pre- or post-effective amendment to the registration statement of which this prospectus is a part or in a prospectus supplement.

                                  LEGAL MATTERS

      The validity of the LYONs and the shares of common stock issuable upon conversion of the LYONs has been passed upon for us by Jones, Day, Reavis & Pogue, New York, New York.

                                     EXPERTS

      The consolidated financial statements of Omnicom as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 and the related schedules included in Omnicom's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in this offering memorandum in reliance upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by us, are as follows:

           SEC Registration Fee ........................  $165,000
           Legal Fees and Expenses .....................  $ 15,000
           Miscellaneous Expenses ......................  $ 50,000
           Total .......................................  $230,000

Item l5. Indemnification of Directors and Officers.

      Our certificate of incorporation contains a provision limiting the liability of directors (except for approving statutorily prohibited dividends, share repurchases or redemptions, distributions of assets on dissolution or loans to directors) to acts or omissions determined by a judgement or other final adjudication to have been in bad faith, involving intentional misconduct or a knowing violation of the law, or resulting in personal gain to which the director was not legally entitled. Our by-laws provide that an officer or director will be indemnified against any costs or liabilities, including attorney's fees and amounts paid in settlement with our consent in connection with any claim, action or proceeding to the fullest extent permitted by the New York Business Corporation Law.

      Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director, made, or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise, that any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted in good faith for a purpose he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and in criminal actions in addition had no reasonable cause to believe that his conduct was unlawful.

      Section 722(c) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action that is settled or otherwise disposed of, or (2) any claim, issue or matter for which the person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application, that the person is fairly and reasonably entitled to indemnity for that portion of the settlement and expenses as the court deems proper.

      Section 723 of the New York Business Corporation Law provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in the section. Section 724 of the New York Business Corporation Law permits a court to award the indemnification required by Section 722.

      We have entered into agreements with our directors to indemnify them for liabilities or costs arising out of any alleged or actual breach of duty, neglect, errors or omissions while serving as a director. We also maintain and pay premiums for directors' and officers' liability insurance policies.

Item 16. Exhibits and Financial Statement Schedules.

       Exhibit
       Number       Description of Exhibit
       --------     -------------------

        3.1(a) Certificate of Incorporation (incorporated by reference to Omnicom Group Inc.'s Registration Statement on Form S-3 (No. 333-46303)).
        3.1(b) Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Omnicom Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).
        3.2 Bylaws (incorporated by reference to Omnicom Group Inc.'s Annual Report on Form 10-K for the year ended December 31,
                    1987).
        4.1 Indenture between Omnicom Group Inc. and The Chase Manhattan Bank, dated as of February 7, 2001.
        4.2 Form of Liquid Yield Option Note(TM) due 2031 (Zero Coupon -- Senior) (included in Exhibit 4.1).
        4.3 Registration Rights Agreement, dated as of February 7, 2001, by and between Omnicom Group Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated.
        5.1         Opinion of Jones, Day, Reavis & Pogue.
        8.1         Opinion of Jones, Day, Reavis & Pogue as to certain U.S.
                    federal income tax considerations.
       12.1         Computation of Ratio of Earnings to Fixed Charges.
       23.1         Consent of Arthur Andersen LLP.
       23.2         Consent of Jones, Day, Reavis & Pogue (included in Exhibit
                    5.1).
       24.1 Power of Attorney (included on signature pages of this Registration Statement).
       25.1* Form of T-1 Statement of Eligibility of the Trustee under the Indenture.

----------
*     To be filed by amendment.

Item 17. Undertakings.

      We undertake:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

            However, paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to
      Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

            (2) That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

            We further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us, pursuant to the provisions described under Item 15 above or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on February 9, 2001.

                                                     Omnicom Group Inc.
                                                        as Registrant

                                                  By: /s/ JOHN WREN
                                                      --------------------------
                                                          John Wren
                                           President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Wren and Barry J. Wagner, Esq., and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                     Title                                          Date
          ---------                     -----                                          ----
        /s/ JOHN WREN                   President, Chief Executive              February 9, 2001
-----------------------------             Officer and Director
          John Wren                       (Principal Executive Officer)

  /s/ RANDALL WEISENBURGER              Executive Vice President and            February 9, 2001
-----------------------------           Chief Financial Officer
    Randall Weisenburger                (Principal Financial Officer)

  /s/ PHILIP J. ANGELASTRO              Controller (Principal                   February 9, 2001
-----------------------------           Accounting Officer)
    Philip J. Angelastro

                                        Director                                February 9, 2001
-----------------------------
     Richard I. Beattie

                                        Director                                February 9, 2001
-----------------------------
      Bernard Brochand

   /s/ ROBERT J. CALLANDER              Director                                February 9, 2001
-----------------------------
     Robert J. Callander

                                        Director                                February 9, 2001
-----------------------------
      James A. Cannon

                                        Director                                February 9, 2001
-----------------------------
   Leonard S. Coleman, Jr.

          Signature                     Title                                          Date
          ---------                     -----                                          ----
     /s/ BRUCE CRAWFORD                 Director                                February 9, 2001
-----------------------------
       Bruce Crawford

    /s/ SUSAN S. DENISON                Director                                February 9, 2001
-----------------------------
      Susan S. Denison

        /s/ PETER FOY                   Director                                February 9, 2001
-----------------------------
          Peter Foy

    /s/ MICHAEL GREENLEES               Director                                February 9, 2001
-----------------------------
      Michael Greenlees

   /s/ THOMAS L. HARRISON               Director                                February 9, 2001
-----------------------------
     Thomas L. Harrison

                                        Director                                February 9, 2001
-----------------------------
       John R. Murphy

                                        Director                                February 9, 2001
-----------------------------
       John R. Purcell

    /s/ KEITH L. REINHARD               Director                                February 9, 2001
-----------------------------
      Keith L. Reinhard

                                        Director                                February 9, 2001
-----------------------------
     Linda Johnson Rice

   /s/ ALLEN ROSENSHINE                 Director                                February 9, 2001
-----------------------------
      Allen Rosenshine

                                        Director                                February 9, 2001
-----------------------------
       Gary L. Roubos

                                INDEX TO EXHIBITS

       Exhibit
       Number       Description of Exhibit
       --------     -------------------
       3.1(a)       Certificate of Incorporation (incorporated by reference to
                    Omnicom Group Inc.'s Registration Statement on Form S-3 (No.
                    333-46303)).

       3.1(b) Certificate of Amendment of the Certificate of Incorporation (incorporated by reference to Omnicom Group Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

       3.2 Bylaws (incorporated by reference to Omnicom Group Inc.'s Annual Report on Form 10-K for the year ended December 31,
                    1987).

       4.1 Indenture between Omnicom Group Inc. and The Chase Manhattan Bank, dated as of February 7, 2001.

       4.2 Form of Liquid Yield Option Note (TM) due 2031 (Zero Coupon -- Senior) (included in Exhibit 4.1).

       4.3 Registration Rights Agreement, dated as of February 7, 2001, by and between Omnicom Group Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated.

       5.1          Opinion of Jones, Day, Reavis & Pogue.

       8.1          Opinion of Jones, Day, Reavis & Pogue as to certain U.S.
                    federal income tax considerations.

      12.1          Computation of Ratio of Earnings to Fixed Charges.

      23.1          Consent of Arthur Andersen LLP.

      23.2          Consent of Jones, Day, Reavis & Pogue (included in Exhibit
                    5.1).

      24.1 Power of Attorney (included on signature pages of this Registration Statement).

      25.1* Form of T-1 Statement of Eligibility of the Trustee under the Indenture.

----------
*     To be filed by amendment.